Exhibit 99.1

     Gulf Island Fabrication, Inc. Reports Third Quarter Earnings

    HOUMA, La.--(BUSINESS WIRE)--Oct. 26, 2005--Gulf Island Fabrication, Inc. (NASDAQ:GIFI) today reported net income of $2.2 million ($.18 diluted EPS) on revenue of $37.5 million for its third quarter ended September 30, 2005, compared to net income of $1.7 million ($.14 diluted EPS) on revenue of $35.8 million for the third quarter ended September 30, 2004. Net income for the first nine months of 2005 was $10.3 million ($.83 diluted EPS) on revenue of $147.1 million, compared to net income of $9.2 million ($.76 diluted EPS) on revenue of $128.0 million for the first nine months of 2004.
    The company had a revenue backlog of $105.7 million and a labor backlog of approximately 1.4 million man-hours remaining to work, which consist of work remaining at September 30, 2005 and commitments received since September 30, 2005.


                  SELECTED BALANCE SHEET INFORMATION
                            (in thousands)

                                           September 30, December 31,
                                               2005          2004
                                           ---------------------------
Cash and short-term investments                  $41,878      $40,397
Total current assets                              98,140       91,290
Property, plant and equipment, at cost, net       58,748       60,346
Total assets                                     157,538      152,285
Total current liabilities                         12,172       16,076
Debt                                                   0            0
Shareholders' equity                             136,156      126,584
Total liabilities and shareholders' equity       157,538      152,285


    The management of Gulf Island Fabrication, Inc. will hold a conference call today, October 26, 2005, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter ended September 30, 2005. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing
1.800.474.8920. A digital rebroadcast of the call is available two hours after the call and ending November 4, 2005 by dialing 1.888.203.1112, replay passcode: 6724442.

    Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, and steel warehousing and sales.


                     GULF ISLAND FABRICATION, INC.
             CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                 (in thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                 September 30,        September 30,
                              -------------------- -------------------
                                 2005      2004      2005      2004
                               ---------  --------  --------  --------

Revenue                       $  37,475  $ 35,753  $147,119  $127,990
Cost of revenue                  32,872    32,060   127,575   110,465
                               ---------  --------  --------  --------
Gross profit                      4,603     3,693    19,544    17,525
General and administrative
 expenses                         1,492     1,197     4,378     3,763
                               ---------  --------  --------  --------
Operating income                  3,111     2,496    15,166    13,762

Other income (expense):
   Interest expense                  (9)       (9)      (45)      (36)
   Interest income                  358       168       955       355
   Other                             (3)        4        (5)       51
                               ---------  --------  --------  --------
                                    346       163       905       370
                               ---------  --------  --------  --------

Income before income taxes        3,457     2,659    16,071    14,132

Income taxes                      1,245       931     5,786     4,946
                               ---------  --------  --------  --------


Net income                    $   2,212  $  1,728  $ 10,285  $  9,186
                               =========  ========  ========  ========



Per share data:

   Basic earnings per share:  $    0.18  $   0.14  $   0.84  $   0.76
                               =========  ========  ========  ========

   Diluted income per share:  $    0.18  $   0.14  $   0.83  $   0.76
                               =========  ========  ========  ========


       Weighted-average shares   12,255    12,136    12,231    12,022
       Effect of dilutive
        securities: employee
        stock options               129       121       122       137
                               ---------  --------  --------  --------
       Adjusted weighted-
        average shares           12,384    12,257    12,353    12,159
                               =========  ========  ========  ========

Depreciation included in
 expense above                $   1,587  $  1,525  $  4,705  $  4,496
                               =========  ========  ========  ========

Cash dividend declared per
 common share                 $   0.075  $   0.05  $  0.225  $   0.15
                               =========  ========  ========  ========

    CONTACT: Gulf Island Fabrication Inc., Houma
             Kerry J. Chauvin, 985-872-2100
             or
             Joseph "Duke" Gallagher, 985-872-2100